CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of American Bingo & Gaming Corp. on Form S-8 of our report dated February 18, 1996 (except for Notes 11(b) and 14 as to which the dates are March 20, 1996 and March 29, 1996, respectively) on our audits of the consolidated financial statements of American Bingo & Gaming Corp. and Subsidiaries as of December 31, 1995 and for the years ended December 31, 1995 and 1994, which report is included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts".

                                            /s/ Weinick, Sanders & Co. LLP
                                                Weinick, Sanders & Co. LLP

New York, NY
August 7, 1996